                                                                     EXHIBIT 2.2
                                                                     -----------

================================================================================

                                VAIL BANKS, INC.

                                      AND

                          INDEPENDENT BANKSHARES, INC.




                                MERGER AGREEMENT

                                      AND

                             PLAN OF REORGANIZATION




                                 March 10, 1998
                                ----------

================================================================================

                               TABLE OF CONTENTS

ARTICLE I.................................................................  6
---------
 1.1  Merger..............................................................  6
 1.2  Consideration.......................................................  6
 1.3  Restrictions on Transfer of Vail Banks Common Stock.................  7
 1.4  Due Diligence.......................................................  8

ARTICLE II CLOSING........................................................  8
----------

ARTICLE III OTHER AGREEMENTS..............................................  8
-----------
 3.1 Meetings of Shareholders.............................................  8
   3.1.1 The Company......................................................  8
   3.1.2 Banks............................................................  8

 3.2 Brokers; Finders' Fees; Commissions..................................  9
 3.3 Access, Information and Documents....................................  9
 3.4 Confidentiality......................................................  9
 3.5 Full Cooperation..................................................... 10
 3.6 Expenses............................................................. 10
 3.7 Approvals and Consents............................................... 10
 3.8 Publicity............................................................ 10
 3.9 Preservation of Goodwill............................................. 10
 3.10 Agreement as to Efforts to Consummate............................... 11
 3.11 Dividends........................................................... 11

ARTICLE IV REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY....... 11
----------
 4.1 Disclosure Memorandum................................................ 11

 4.2 Corporate and Financial.............................................   11
   4.2.1 Authority.......................................................   11
   4.2.2 Corporate Status................................................   12
   4.2.3 Capital Structure...............................................   13
   4.2.4 Corporate Records...............................................   14
   4.2.5 Tax Returns, Taxes..............................................   15
   4.2.6 Financial Statements............................................   16
   4.2.7 Regulatory Reports..............................................   16
   4.2.11 Accounts.......................................................   16
   4.2.9 Notes and Obligations...........................................   16
   4.2.10 Liabilities....................................................   17
   4.2.11 Absence of Changes.............................................   17
   4.2.12 Litigation and Proceedings.....................................   19
   4.1.13 Cash Items.....................................................   19

 4.3 Business Operations.................................................   20
   4.3.1 Customers.......................................................   20
   4.3.2 Permits; Compliance with Law....................................   20
   4.3.3 Environmental...................................................   21
   4.3.4 Insurance.......................................................   22

 4.4 Properties and Assets...............................................   22
   4.4.1 Contracts and Commitments.......................................   22
   4.4.2 Licenses; Intellectual Property.................................   23
   4.4.3 Personal Property...............................................   23
   4.4.4 Leases..........................................................   23
   4.4.5 Real Property...................................................   24

 4.5 Employees and Benefits..............................................   24
   4.5.1 Compensation Structure..........................................   24
   4.5.2 Directors or Officers of Other Corporations.....................   25
   4.5.3 Employee Benefits...............................................   25
   4.5.4 Labor-Related Matters...........................................   26
   4.5.5 Related-Party Transactions......................................   27

 4.6 Other Matters.......................................................   27
   4.6.1 Approvals, Consents and Filings.................................   27
   4.6.2 Default.........................................................   28
   4.6.3 Bank of Telluride...............................................   28
   4.6.5 Representations and Warranties..................................   28

ARTICLE V REPRESENTATIONS, WARRANTIES AND COVENANTS OF COMPANY
---------
SHAREHOLDERS.............................................................   28

ARTICLE V CONDUCT OF BUSINESS OF THE COMPANY OR THE BANKS PENDING
---------
CLOSING..................................................................   29

ARTICLE V REPRESENTATIONS AND WARRANTIES OF VAIL BANKS...................   32
---------

 7.1  Good Standing Vail Banks...........................................   32
 7.2  Authority..........................................................   32
 7.3  Default............................................................   32
 7.4  Applications.......................................................   32
 7.5  Documents Received from Company and Glenwood.......................   32
 7.6  Representations and Warranties.....................................   32

ARTICLE VII  CONDITIONS TO OBLIGATIONS OF VAIL BANKS.....................   33
-----------
 7.1  Representations and Warranties......................................  33
 7.2  Performance of Conditions and Agreements............................  33
 7.3  Certificates, Resolutions, Opinion..................................  33
 7.4  Accountants' Letter Vail............................................  33
 7.5  Regulatory Approvals................................................  34
 7.6  Certificates........................................................  34
 7.7  Employment..........................................................  34
 7.8  Consents to the Holding Company Merger..............................  34
 7.9  Board Approval......................................................  35

ARTICLE VIII CONDITIONS TO OBLIGATIONS OF THE COMPANY.....................  35
------------
 8.1 Representations and Warranties.......................................  35

8.2 PERFORMANCE OF AGREEMENTS \F C \L.....................................  35
 8.3 Certificates, Resolutions, Opinions..................................  35

 8.4 Shareholder Approval The.............................................  36
 8.5 Regulatory Approvals Any.............................................  36

ARTICLE IX WARRANTIES, NOTICES, ETC.......................................  36
----------
 9.1 Warranties...........................................................  36
 9.2 Survival of Representations..........................................  36
 9.3 Notice...............................................................  37
 9.4 Entire Agreement.....................................................  38
 9.5 Waiver; Amendment....................................................  38

ARTICLE X TERMINATION.....................................................  39
---------
 10.1 Material Adverse Change of the Company or the Banks.................  39
 10.2 Noncompliance of the Company........................................  39
 10.4 Noncompliance of Vail Banks.........................................  39
 10.5 Failure to Disclose.................................................  39
 10.6 Environmental Liability.............................................  39
 10.7 Adverse Proceedings.................................................  40
 10.8 Termination Date....................................................  40

ARTICLE XI COUNTERPARTS, HEADINGS, ETC....................................  40
----------
ARTICLE XII BINDING EFFECT................................................  40
-----------

ARTICLE XIII..............................................................  40
------------

                  MERGER AGREEMENT AND PLAN OF REORGANIZATION
                  -------------------------------------------


          THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into this 10th day of March, 1998 by and between VAIL BANKS, INC., a Colorado corporation (hereinafter "Vail Banks"), WESTSTAR BANK, a Colorado bank (hereinafter "WestStar") [and unless the context otherwise owned requires, the term "Vail Banks" shall include both Vail Banks and its wholly-owned subsidiary, WestStar], INDEPENDENT BANKSHARES, INC., a Colorado corporation (hereinafter the "Company"), GLENWOOD INDEPENDENT BANK, a Colorado bank (hereinafter "Glenwood") [and unless the context otherwise requires, the term the "Company" shall include Independent Bankshares, Inc. and its wholly-owned subsidiary Glenwood], and DON VANDERHOOF, EDDI VANDERHOOF, STEVE VANDERHOOF, GLEN JOHNSON, ROBERT CUTTER, MARK GOULD, NICHOLAS MASSARO, JIM NELSON AND JOHN MASUR, the shareholders of the Company (hereinafter the "Company Shareholders").

                             W I T N E S S E T H:
                             -------------------

          WHEREAS, in order to effect the Mergers the Boards of Directors of the parties hereto deem it advisable and in the best interests of each such corporation and their respective shareholders that Vail Banks acquire one hundred percent (100%) of the ownership of the Company pursuant to the merger of the Company with and into Vail Banks for cash and shares of Vail Banks Common Stock and that Vail Banks shall be the surviving corporation of such merger (the "Holding Company Merger"), upon the terms and conditions hereinafter set forth and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit A (the "Holding Company Merger Agreement"); and

          WHEREAS, WestStar is a wholly-owned subsidiary of Vail Banks and Glenwood is a wholly-owned subsidiary of the Company; and

          WHEREAS, it is contemplated that Glenwood will merge with and into WestStar with WestStar being the Surviving Bank in the merger (the "Bank Merger"), upon the terms and conditions herein set forth and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit B (the "Bank Merger Agreement"), the closing of the Bank Merger occurring simultaneously with the closing of the Holding Company Merger (the Holding Company Merger and Bank Merger being sometimes hereinafter collectively referred to as the "Mergers").

          NOW, THEREFORE, in consideration of the premises and the mutual and reciprocal representations, warranties, promises and covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                   ---------

                       TERMS OF THE BUSINESS ARRANGEMENT
                       ---------------------------------

          1.1  MERGER.    Pursuant to the terms and conditions provided
               ------
herein, on the Closing Date (hereinafter defined) the Company shall be merged with and into Vail Banks in accordance with and in the manner set forth in the Holding Company Merger Agreement, and Glenwood shall be merged with and into WestStar in accordance with the Bank Merger Agreement.

          1.2  CONSIDERATION.       For purposes of determining the amount of
               -------------
cash and the number of shares of Vail Banks Common Stock that will be delivered to the Company Shareholders:

          (a) The value of the Company shall be assumed to be (i) three hundred percent (300%) of the Company's Shareholder Equity (as that term is defined in paragraph (c) below) immediately prior to the Closing, or (ii) if the amount determined under Clause (i) above exceeds $7,500,000, then the value shall be assumed to be the greater of (A) $7,500,000 plus one hundred percent (100%) of the amount by which the Company's Shareholder Equity exceeds $2,500,000 or (B) $7,500,000 plus three hundred percent (300%) of the product of 8.9% multiplied by the amount by which the customer deposits of Glenwood immediately prior to Closing exceed $28,150,000 (the "Company's Assumed Value").

          (b) The value of one share of Vail Banks Common Stock shall be equal to Vail Banks' Shareholder Equity (as that term is defined in paragraph (c) below) immediately prior to Closing divided by the total number of shares of Vail Banks Common Stock outstanding immediately prior to Closing multiplied by one hundred seventy-five percent (175%) (the "Vail Banks Assumed Per Share Value"); provided, however, that for purposes of determining the Vail Banks Assumed Per Share Value, every share of stock in Vail Banks which is not Vail Banks Common Stock and every debt instrument issued by Vail Banks which provides for the conversion into Vail Banks Common Stock shall be treated as though such conversion occurred the day immediately prior to Closing.

          (c) For purposes of this Section 1.2, Shareholder Equity shall be the value of the shareholder equity of the Company or Vail Banks, as the case may be, as shown on unaudited, consolidated financial statements dated the day immediately preceding Closing and prepared in accordance with the standards set forth in Section 4.2.6.; provided, however, that Shareholder Equity of the Company shall be increased by the lesser of (i) an amount equal to any adjustment resulting from the conversion to audited financial statements that is attributable to accounting for any capital lease asset and note payable related to such capital lease asset; and (ii) $50,000.

          (d) The number of shares of Vail Banks Common Stock to be delivered at the Closing shall be that number of shares equal to fifty percent (50%) of the Company's Assumed Value divided by the Vail Banks Assumed Per Share Value.

          (e) The amount of cash to be delivered to the Company Shareholders at Closing shall be fifty percent (50%) of the Company's Assumed Value (the "Cash Portion").

          Upon the terms and conditions of this Agreement and the Holding Company Merger Agreement, Vail Banks shall make available on or before the Effective Date of the Holding Company Merger (as defined in the Holding Company Merger Agreement) for delivery to (or to the order of) the Company Shareholders sufficient funds to provide for cash payments to the Company Shareholders as provided in the Holding Company Merger Agreement.

          1.3  RESTRICTIONS ON TRANSFER OF VAIL BANKS COMMON STOCK.  The
                 ---------------------------------------------------
Company shall cause each Company Shareholder, severally and not jointly with any other person, (i) to acknowledge that the shares of Vail Banks Common Stock to be delivered to that Company Shareholder pursuant to Section 1.2 have not been, and will not be, registered under the Securities Act, and therefore may not be resold by that Company Shareholder without being in compliance with the Securities Act or an exemption thereof, and (ii) covenant that none of the shares of Vail Banks Common Stock issued to that Company Shareholder pursuant to Section 1.2 will be offered, sold, assigned, transferred or otherwise disposed of except upon full compliance with all the applicable provisions of the Securities Act and the rules and regulations of the Securities and Exchange Commission and applicable state securities laws and regulations, and
(iii) to execute and be bound by the provisions of that Shareholders' Agreement between Vail Banks and each owner of the capital stock of Vail Banks, dated February 26, 1997, as thereafter or hereafter amended. All certificates evidencing shares of Vail Banks Common Stock issued pursuant to
Section 1.2 will bear substantially the following legend:

     THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS, HAVE BEEN ISSUED PURSUANT TO AND UNDER ONE OR MORE EXEMPTIONS THERETO, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, OR DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.


     TRANSFER OF ANY OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY AND ENTITLED TO THE

     BENEFITS OF THAT CERTAIN SHAREHOLDERS' AGREEMENT, DATED AS OF FEBRUARY 26, 1997, BY AND AMONG VAIL BANKS, INC. AND ITS SHAREHOLDERS, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF VAIL BANKS, INC.

In addition, certificates evidencing shares of Vail Banks Common Stock issued pursuant to Section 1.2 to each Company Shareholder will bear any legend required by the securities or blue sky laws of the state in which that Company Shareholder resides.

          1.4  DUE DILIGENCE.  Vail Banks and the Company shall have until May
               -------------
1, 1998 to conduct reasonable due diligence activities with respect to the other party and its wholly-owned subsidiaries. Immediately upon the expiration of the thirty (30) day period beginning on the date of this Agreement the Company shall provide to Vail Banks the Disclosure Memorandum described in Section 4.1 below.

                                  ARTICLE II
                                  ----------

                                    CLOSING
                                    -------

          The transactions contemplated herein shall be consummated (the "Closing") at such place as mutually agreed to by the parties hereto, on or
 -------
before the thirtieth (30th) day, which day shall be by mutual agreement of the parties (and if no mutual agreement can be reached then on the thirtieth
(30th) day, but in no event earlier than June 30, 1998), following receipt of, and compliance with the terms of, all approvals from any and all governmental authorities or regulatory bodies having jurisdiction over the transactions contemplated by this Agreement and the expiration of any waiting or similar period required by applicable law, or at such other time and place as may be mutually satisfactory to the parties hereto (the "Closing Date").

                                  ARTICLE III
                                  -----------

                               OTHER AGREEMENTS
                               ----------------

          3.1  MEETINGS OF SHAREHOLDERS.
               ------------------------

               3.1.1  THE COMPANY.   The Company shall cause a majority of the
                      -----------
shareholders of the Company Common Stock to vote within thirty (30) days following the date of this Agreement to ratify and authorize the Company's entry into this Agreement and the Holding Company Merger Agreement.

               3.1.2  GLENWOOD.    Entry into this Agreement by the Company
                      --------
shall constitute consent of the Company as sole shareholder of Glenwood to the Bank Merger.

          3.2  BROKERS; FINDERS' FEES; COMMISSIONS. Each party hereto
               -----------------------------------
represents and warrants to the other that no broker or finder has acted on its behalf in connection with this Agreement or the transactions contemplated hereby. Notwithstanding the preceding sentence, Vail Banks has entered into an agreement with The Wallach Company pursuant to which Vail Banks will pay to The Wallach Company a percentage fee based upon the value of assets purchased by Vail Banks pursuant to this Agreement. Each party agrees to indemnify the other and hold and save the other harmless from any claim or demand for commissions or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of such party.

          3.3  ACCESS, INFORMATION AND DOCUMENTS. The Company shall permit,
               ---------------------------------
and shall cause Glenwood, to permit, Vail Banks and its authorized representatives full access during normal business hours from and after the date hereof and prior to the Closing Date to all of the Company's and Glenwood's properties, books, contracts, commitments and records and the Company shall furnish, and shall cause Glenwood to furnish, Vail Banks and its authorized representatives such information concerning the Company's and Glenwood's affairs as Vail Banks may reasonably request. The Company shall require, and shall cause Glenwood to require, its personnel to assist Vail Banks in making any such investigation of the Company or Glenwood and shall cause the counsel, accountants, employees and other representatives of the Company and Glenwood to be available to Vail Banks for such purposes. During such investigation, Vail Banks and its authorized representatives shall have the right to make copies of such records, files, tax returns and other materials as they may deem advisable and shall advise the Company or Glenwood of those items of which copies are made. No investigation made heretofore or hereafter by Vail Banks shall affect the representations and warranties of the Company hereunder. Vail Banks and WestStar agree to allow the Company access to information and documentation on the same terms as set forth above.

          3.4  CONFIDENTIALITY. Prior to consummation of the Holding Company
               ---------------
Merger, the parties to this Agreement will provide each other with information which may be deemed by the party providing the information to be confidential or proprietary. Each party agrees that it will hold confidential and protect all information provided to it by the other party to this Agreement and use such information only in connection with the of the Mergers, except that the obligations contained in this Section 3.4 shall not in any way restrict the rights of any party or person to use information that (i) was known to such party prior to the disclosure by the other party; (ii) is or becomes generally available to the public other than by breach of this Agreement; (iii) otherwise becomes lawfully available to a party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement or (iv) is required to be disclosed pursuant to any state or federal law. If this Agreement is terminated prior to consummation of the Holding Company Merger, each party agrees to return all documents and other material, and any copies thereof, whether or not confidential, provided to it by or on behalf of the other party to this Agreement. Each party shall insure that its officers, directors, investment advisors, attorneys and other representatives who are given access to such information are bound by and will use the information only in accordance with the foregoing restrictions. The provisions of this Section 3.4 shall survive any termination of this Agreement.

          3.5  FULL COOPERATION.  The parties shall cooperate fully with each
               ----------------
other and with their respective agents, representatives, counsel and accountants in connection with any acts or actions required to be taken as part of their respective obligations under this Agreement, including cooperation in the filing of all applications and other requests for consents and approvals with respect to the transactions contemplated hereby and by the Holding Company Merger Agreement and the Bank Merger Agreement.

          3.6  EXPENSES.  All of the expenses incurred by Vail Banks in
               --------
connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing regulatory applications with state and federal authorities in connection with the transactions contemplated hereby, shall be paid by Vail Banks. All expenses incurred by the Company in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants for the Company shall be paid by the Company.

          3.7  APPROVALS AND CONSENTS.  Each party hereto represents and
               ----------------------
warrants to and covenants with the others that it will, and will cause its officers, directors, employees and agents to, use its and their best efforts to obtain as soon as is reasonably practicable all approvals and consents of state and federal departments or agencies required or deemed necessary for consummation of the transactions contemplated by this Agreement. Provided, however, that Vail Banks shall have primary responsibility for preparation, filing and prosecution of all applications associated with such approvals and consents.

          3.8  PUBLICITY.  All press releases and other announcements
               ---------
respecting the subject matter of this Agreement to any person shall be made jointly by Vail Banks and the Company; provided, however, that any press release, publication or other announcement respecting any public offering of Vail Banks Common Stock or complying with any requirement of the Securities and Exchange Commission shall be made only at the discretion of Vail Banks.

          3.9  PRESERVATION OF GOODWILL.  Each party hereto shall use its
               ------------------------
reasonable best efforts to preserve its business organization and the business organization of its subsidiaries, to keep available the services of its present employees and of the present employees of its subsidiaries, and to preserve the goodwill of customers and others having business relations with such party or its subsidiaries.

          3.10 AGREEMENT AS TO EFFORTS TO CONSUMMATE.  Subject to the terms
               -------------------------------------
and conditions of this Agreement, the parties agree to use all reasonable efforts to take, or cause to be taken, all actions, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective on a timely basis the transactions contemplated by this Agreement, the Holding Company Merger Agreement and the Bank Merger Agreement.

          3.11 DIVIDENDS. The Company and Glenwood may prior to Closing
               ---------
declare dividends or other distributions on its Common Stock. Except with prior written consent of Vail Banks, neither the Company nor Glenwood may issue, sell, repurchase, acquire or redeem any of its Common Stock.

                                  ARTICLE IV
                                  ----------

           REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY
           --------------------------------------------------------


          To induce Vail Banks to enter into and perform this Agreement, the Company, represents, warrants, covenants and agrees as follows, which representations, warranties, covenants and agreements are being made as of the date hereof and shall be deemed to be made again as of the Closing:

          4.1  DISCLOSURE MEMORANDUM.  The Company shall deliver to Vail Banks
               ---------------------
on or before the expiration of the thirty (30) day period beginning on the date of this Agreement a memorandum (the "Disclosure Memorandum") containing certain information regarding the Company and Glenwood as indicated at various places in this Agreement. All information set forth in the Disclosure Memorandum or in documents incorporated by reference in the Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of the Company under this Article IV. The information contained in the Disclosure Memorandum shall be deemed to be part of and qualify only those representations and warranties contained in this
Article IV which make specific reference to the Disclosure Memorandum. All information in each of the documents and other writings furnished to Vail Banks pursuant to this Agreement or the Disclosure Memorandum is or will be true, correct and complete in all material respects and does not and will not omit to state any fact necessary in order to make the statements therein not misleading. The Company shall promptly provide Vail Banks with written notification of any event, occurrence or other information necessary to maintain the Disclosure Memorandum and all other documents and writings furnished to Vail Banks pursuant to this Agreement as true, correct and complete in all material respects at all times prior to and including the Closing.

          4.2  CORPORATE AND FINANCIAL.
               -----------------------

               4.2.1 AUTHORITY. (a) Subject to the approval of various state
                     ---------
and federal regulatory authorities, the Company has full power and authority to make, execute and perform this Agreement and the Holding Company Merger Agreement and to consummate the transactions contemplated hereby and thereby, and no further action is necessary on the part of the Company to authorize its consummation of the transactions contemplated hereby and thereby. Other than such regulatory approvals, no further corporate action is necessary on the part of the Company to consummate the transactions contemplated hereby and by the Holding Company Merger Agreement. This Agreement constitutes the valid and binding obligation of the Company, and the Holding Company Merger Agreement constitutes the consent of the Company to the Holding Company Merger, and each is enforceable in accordance with its terms, except as limited by the laws affecting creditors' rights generally and by the discretion of courts to compel specific performance.

                                (b) Subject to the approval of the various
state and federal regulators, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both, (i) violate any provision of federal or state law applicable to the Company or Glenwood, the violation of which could be expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of the Company or Glenwood; (ii) violate any provision of the articles of incorporation or charter, as the case may be, or bylaws of the Company or Glenwood; (iii) conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement or commitment to which the Company or Glenwood is a party, which, singly or in the aggregate, could be expected to have an adverse effect on the business, operations, properties, assets, financial condition or prospects of the Company or Glenwood; or (iv) constitute a violation of any order, judgment or decree to which the Company or Glenwood is a party, or by which the Company or Glenwood or any of their respective assets or properties are bound.

                         4.2.2  CORPORATE STATUS.
                                ----------------

                                (a) THE COMPANY. The Company is a corporation
                                    -----------
duly organized, validly existing and in good standing under the laws of the state of Colorado and has no direct or indirect subsidiaries other than Glenwood. The Company has all requisite corporate power and authority and is entitled to own or lease its properties and assets and to carry on its business as and in the places where such properties or assets are now owned, leased or operated and such business is conducted. The Company is duly licensed, qualified or domesticated as a foreign corporation in the jurisdictions listed in Section 4.2.2(a) of the Disclosure Memorandum, which are all jurisdictions where the character of the property owned by it or the nature of the business transacted by it make such license, qualification or domestication necessary.

                                (b) GLENWOOD.  Glenwood is a bank duly
                                    --------
organized, validly existing and in good standing under the laws of the State of Colorado. Glenwood has all requisite corporate power and authority and is entitled to own and lease its properties and assets and to carry on its business as and in the places where such properties or assets are now owned, leased or operated and such business is conducted.

                         4.2.3  CAPITAL STRUCTURE.
                                -----------------

                                (a) THE COMPANY.  (i) The Company has an
                                    -----------
authorized capital stock consisting solely of 1,000,000 shares, $2.00 par value, common stock, of which 10,000 shares of common stock are issued and outstanding as of the date hereof (a list of the Company Shareholders and the number of shares of Company Common Stock owned by each is attached hereto as Exhibit C). All of the outstanding capital stock of the Company is duly and validly issued, fully paid and non-assessable and was offered, issued and sold in compliance with all applicable federal and state securities laws. No person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of any shares of capital stock of the Company previously issued. None of the capital stock of the Company has been issued in violation of any preemptive or other rights of its shareholders.

                                    (ii) The Company does not have outstanding
any securities which are either by their terms or by contract convertible or exchangeable into capital stock of the Company, or any other securities or debt of the Company, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register, any shares of its capital stock.

                                    (iii) There is no agreement, arrangement
or understanding to which the Company is a party restricting or otherwise relating to the transfer of any shares of capital stock of the Company.

                                    (iv) All shares of Company Common Stock or
other capital stock, or any other securities or debt, of the Company, which have been purchased or redeemed by the Company have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws and rules and regulations of any securities exchange or system on which such stock, securities or debt are, or at such time were, traded, and no such purchase or redemption has resulted or will with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of the Company.

                                (b) GLENWOOD. (i) Glenwood has an authorized
capital stock consisting solely of 10,000 shares, $100.00 par value, common stock, of which 2,363 shares of common stock are issued and outstanding as of the date hereof and of which the Company owns 2,363 shares, or 100% of the issued and outstanding common stock. All of the outstanding capital stock of Glenwood is duly and validly issued, fully paid and non-assessable and was offered, issued and sold in compliance with all applicable federal and state securities laws. No person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of any shares of capital stock of Glenwood previously issued. None of the capital stock of Glenwood has been issued in violation of any preemptive or other rights of its shareholders.

                                    (ii) Glenwood does not have outstanding
any securities which are either by their terms or by contract convertible or exchangeable into capital stock of Glenwood, or any other securities or debt of Glenwood, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. Glenwood is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register, any shares of its capital stock.

                                    (iii) There is no agreement, arrangement
or understanding to which either Glenwood or the Company is a party restricting or otherwise relating to the transfer of any shares of capital stock of Glenwood.

                                    (iv) All shares of Glenwood Common Stock
or other capital stock, or any other securities or debt, of Glenwood, which have been purchased or redeemed by Glenwood have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws and rules and regulations of any securities exchange or system on which such stock, securities or debt are, or at such time were, traded, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of Glenwood.

                       4.2.4 CORPORATE RECORDS. The stock records and minute
                             -----------------
books of the Company and Glenwood, as applicable, whether previously or in the future furnished or made available to Vail Banks by the Company and Glenwood, fully and accurately reflect all issuances, transfers and redemptions of the common stock of the Company or Glenwood, as applicable, correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the shareholders of the Company or Glenwood, correctly show all corporate action taken by the directors and shareholders of the Company or Glenwood (including actions taken by consent without a meeting), and contain true and correct copies or originals of their respective articles of incorporation or charter, as the case may be, and all amendments thereto, bylaws, as amended and currently in force, and the minutes of all meetings or consent actions of their respective directors and shareholders. No resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by the respective directors or shareholders of the Company or Glenwood except those contained in the minute books. All corporate records of the Company and Glenwood have been maintained in accordance with all applicable statutory requirements and are complete and accurate.

            4.2.5  TAX RETURNS, TAXES.  (a)  The Company and Glenwood  have duly
                   ------------------
  filed or will file when due (i) all required federal and state tax returns and reports, and (ii) all required returns and reports of other governmental units having jurisdiction with respect to taxes imposed upon their respective incomes, properties, revenues, franchises, operations or other assets or taxes imposed which might create a lien or encumbrance on any of such assets or affect adversely their respective businesses or operations. Such returns or reports are, and when filed will be, true, complete and correct, and the Company and Glenwood have paid, or will pay with respect to returns or reports related to their respective businesses not yet filed because not yet due, to the extent such taxes or other governmental charges have become due, all taxes and other governmental charges including all applicable interest and penalties, set forth in such returns or reports related to their respective businesses. All federal, state and local taxes and other governmental charges paid or payable by the Company or Glenwood have been paid, or have been accrued or reserved on their respective books in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. Adequate reserves for the payment of taxes have been established on the books of the Company and Glenwood for all periods through the date hereof, whether or not due and payable and whether or not disputed. Until the Closing Date, the Company and Glenwood shall continue to reserve sufficient funds for the payment of expected tax liabilities in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. Neither the Company nor Glenwood has received any notice of a tax deficiency or assessment of additional taxes of any kind and, to the knowledge of officers of the Company or Glenwood (collectively "Management"), there is no threatened claim against either the Company or Glenwood, or any basis for any such claim, for payment of any additional federal, state, local or foreign taxes for any period prior to the date of this Agreement in excess of the accruals or reserves with respect to any such claim shown in the 1997 Financial Statements (as defined below) or disclosed in the notes with respect thereto. There are no waivers or agreements by either the Company or Glenwood for the extension of time for the assessment of any taxes. The federal income tax returns of the Company or Glenwood have not been examined by the Internal Revenue Service for any period since 1970.

                    (b) Except as set forth in Section 4.2.5(b) of the Disclosure Memorandum, proper and accurate amounts have been withheld by the Company and Glenwood from their employees for all periods in full and complete compliance with the tax withholding provisions of applicable federal, state and local tax laws, and proper and accurate federal, state and local tax returns have been filed by the Company and Glenwood for all periods for which returns were due with respect to withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full.

            4.2.6  FINANCIAL STATEMENTS.   The Company has delivered to Vail
                   --------------------
  Banks true, correct and complete copies of (i) the unaudited, consolidated financial statements of the Company and Glenwood for the year ended December 31, 1995, including balance sheets, statements of income, statements of shareholders' equity, statements of cash flows and related notes, and the unaudited, consolidated financial statements of the Company and Glenwood for the years ended December 31, 1996 and 1997 (the unaudited, consolidated financial statements for the year ended December 31, 1997 being referred to as the "1997 Financial Statements") and (ii) unaudited, consolidated financial statements of the Company and Glenwood for the period and January 31, 1998, including a balance sheet, statement of income and related notes. In addition, the Company will deliver to Vail Banks unaudited, consolidated financial statements for (i) the period ended March 31, 1998 and (ii) each month ended thereafter up to and including the month during which the Closing occurs; provided, that any such financial statement deliverable to Vail Banks pursuant to this sentence shall be delivered no later than 45 days after the end of the applicable period. All of such financial statements have been or will be prepared in accordance with generally accepted accounting principles consistently applied and truthfully reflect the assets, liabilities and financial condition of the Company and Glenwood as of the dates indicated therein and the results of its operations for the respective periods then ended.

            4.2.7  REGULATORY REPORTS.  The Company has delivered to Vail Banks
                   ------------------
  for review and inspection as a part of the Disclosure Memorandum all Forms FRY6 filed by the Company with the Board of Governors of the Federal Reserve System (the "Federal Reserve") for the three years ended December 31, 1997 and through the date of this Agreement, together with all other reports filed by the Company or Glenwood for the same period with the Division of Banking of the Department of Regulatory Agencies of the State of Colorado (the "Division of Banking"), and other applicable regulatory agencies (collectively, the "Reports"). In addition, the Company will deliver to Vail Banks for review and inspection all CALL reports for any period filed after the date of this Agreement and shall deliver such reports to Vail Banks within 45 days of the end of the applicable period. All of such Reports, as amended, have been or will be prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain in all material respects all information required to be presented therein in accordance with such rules and regulations.

            4.2.8  ACCOUNTS.  Section 4.2.8 of the Disclosure Memorandum
                   --------
  contains a list of each and every bank and other institution in which the Company or Glenwood maintains an account or safety deposit box, the account numbers and the names of all persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.

            4.2.9  NOTES AND OBLIGATIONS.  (a)  Except as set forth in Section
                   ---------------------
  4.2.9(a) of the Disclosure Memorandum or as provided for in the loss reserve described in subsection (b) below, all notes receivable or other obligations owned by the Company or Glenwood or due to either of them shown in the 1997 Financial Statements and any such notes receivable and obligations on the date hereof and on the Closing

  Date are, and will be, genuine, legal, valid and collectible obligations of the respective makers thereof and are not and will not be subject to any offset or counterclaim. Except as set forth in Section 4.2.9(a) of the Disclosure Memorandum or in subsection (b) below, all such notes and obligations are evidenced by written agreements, true and correct copies of which will be made available to Vail Banks for examination prior to the Closing Date. All such notes and obligations were entered into by either the Company or Glenwood, as the case may be, in the ordinary course of business and in compliance with all applicable laws and regulations.

                    (b) The Company has established a loss reserve in its 1997 Financial Statements and will continue to maintain appropriate loan loss reserves which will be adequate to cover anticipated losses which might result from such items as the insolvency or default of borrowers or obligors on such loans or obligations, defects in the notes or evidences of obligation (including losses of original notes or instruments), offsets or counterclaims properly chargeable to such reserve, or the availability of legal or equitable defenses which might preclude or limit the ability of the Company or Glenwood, as the case may be, to enforce the note or obligation, and the representations set forth in subsection (a) above are qualified in their entirety by the aggregate of such loss reserve.

            4.2.10  LIABILITIES.  Neither the Company nor Glenwood has any
                    -----------
  debt, liability or obligation of any kind required to be shown pursuant to generally accepted accounting principles on the consolidated balance sheet of the Company, whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to, (a) liability or obligation on account of any federal, state or local taxes or penalty, or interest or fines with respect to such taxes, (b) liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety, (c) unfunded liabilities with respect to any pension, profit sharing or employee stock ownership plan, whether operated by the Company or Glenwood or any other entity covering employees of the Company or Glenwood, or (d) environmental liability, except
  (i) those reflected in the 1997 Financial Statements, and (ii) as disclosed in
  Section 4.2.10 of the Disclosure Memorandum. On the Closing Date, the Company shall have no indebtedness of any nature whatsoever, and Glenwood shall have any indebtedness resulting from the borrowing of any funds, property or services; provided, however, that this section 4.2.10 shall not apply to the purchase of Federal Funds in the ordinary course of business.

            4.2.11  ABSENCE OF CHANGES.  Except as specifically provided for in
                    ------------------
  this Agreement or specifically set forth in Section 4.2.11 of the Disclosure Memorandum, since December 31, 1997:

                    (a) there have been no changes in the business, assets, properties, liabilities, results of operations or financial condition of the Company or Glenwood, or in any of their respective relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or which Management believes will have a material adverse effect on such businesses, assets, liabilities, results of operations, financial conditions or properties;

                    (b) there has been no material damage, destruction or loss to the assets, properties or business of the Company or Glenwood, whether or not covered by insurance, which has had or which Management believes may have an adverse effect thereon;

                    (c) the businesses of the Company and Glenwood have been operated in the ordinary course, and not otherwise;

                    (d) the properties and assets of the Company and Glenwood used in their respective businesses have been maintained in good order, repair and condition, ordinary wear and tear excepted;

                    (e) the respective books, accounts and records of the Company and Glenwood have been maintained in the usual, regular and ordinary manner;

                    (f) except as disclosed to Vail Banks, there has been no increase in the compensation or in the rate of compensation or commissions payable by the Company and/or Glenwood to any of their directors or executive officers, or to any of their employees, or any increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any of their employees;

                    (g) there have been no changes in the articles of incorporation or charter, as the case may be, or bylaws of the Company or Glenwood;

                    (h) there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of Management, any organizational effort by any union, or institution or threatened institution of any effort, complaint or other proceeding in connection therewith, involving the Company or Glenwood, or affecting their respective operations;

                    (i) there has been no issuance, sale, repurchase, acquisition or redemption by the Company or Glenwood of any of their respective capital stock, bonds, notes, debt or other securities or any modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof;

                    (j) there has been no mortgage, lien or other encumbrance or security interest (other than liens for current taxes not yet due or purchase money security interests or pledges to secure public deposits or federal funds purchased arising in the ordinary course of business) created on or in (including without limitation, any deposit for security consisting of) any asset or assets of the Company or Glenwood or assumed by either of them with respect to any of their assets;

                    (k) there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by the Company or Glenwood which would be required to be reflected on a balance sheet of the Company or Glenwood prepared as of the date hereof in accordance with generally accepted accounting principles applied on a consistent basis, except as incurred in the ordinary course of business;

                    (l) no obligation or liability of either the Company or Glenwood has been discharged or satisfied, other than in the ordinary course of business;

                    (m) there have been no sales, transfers or other dispositions of any asset or assets of either the Company or Glenwood, other than sales in the ordinary course of business; and

                    (n) there has been no amendment, termination or waiver of any right of either the Company or Glenwood under any contract or agreement or governmental license, permit or permission which has had or may have an adverse effect on either of their businesses or properties.

               4.2.12  LITIGATION AND PROCEEDINGS. Except as set forth in
                       --------------------------
  Section 4.2.12 of the Disclosure Memorandum, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations pending or, to the knowledge of Management, threatened against, by or affecting either the Company or Glenwood, or any officer, director, employee or agent in such person's capacity as an officer, director, employee or agent of either the Company or Glenwood or relating to the business or affairs of either the Company or Glenwood, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does either the Company or Glenwood have any unasserted contingent liabilities which might have an adverse effect on either of their assets or on the operation of their respective businesses or which might prevent or impede the consummation of the transactions contemplated by this Agreement.

               4.2.13  CASH ITEMS. Except as set forth on Exhibit 4.1.13, there
                       ----------
  is no cash item on Glenwood's balance sheet which has remained unreconciled for a period of thirty (30) days. All other cash items on Glenwood's balance sheet occurred in the normal course of business and neither the Company nor Glenwood anticipate that any such item cannot be reconciled in the normal course of business or contains significant loss content.

               4.2.14  INVESTMENT INTENTIONS. (a) Each Company Shareholder (i)
                       ---------------------
  will be acquiring the shares of Vail Banks Common Stock to be issued pursuant to Section 1.2 to the Company Shareholder solely for such Company Shareholder's account, for investment purposes only and with no current intention or plan to distribute, sell, or otherwise dispose of any of those shares in connection with any distribution; (ii) is not a party to any agreement or other arrangement for the disposition of any shares of Vail Banks Common Stock other than this Merger Agreement; (iii) unless disclosed otherwise in Section 4.2.13 of the Disclosure Memorandum, is an "accredited investor" as defined in Securities Act Rule 501(a); (iv) (A) is able to bear the economic risks of an investment in the Vail Banks Common Stock acquired pursuant to this Agreement, (B) can afford to sustain a total loss of that investment, (C) has such knowledge and experience in financial and business matters that the Company Shareholder is capable of evaluating the merits and risks of the proposed investment in the Vail Banks Common Stock,
  (D) has had an adequate opportunity to ask questions and receive answers from the officers of Vail Banks concerning any and all matters relating to the transactions contemplated hereby, including the background and experience of the current and proposed officers and directors of Vail Banks, the plans for the operations of the business of Vail Banks, the business, operations, and financial condition of Vail Banks, and any plans of Vail Banks for additional acquisitions, and (E) has asked all questions of the nature described in preceding clause (D), and all those questions have been answered to such Company Shareholder's satisfaction.

                    (b) There is no plan or intention by any Company Shareholder who owns one percent (1%) or more of the Company Common Stock and to the best of the knowledge of management of the Company, there is no plan or intention on the part of the remaining shareholders of the Company to sell, exchange, or otherwise dispose of a number of shares of Vail Banks Common Stock received in the merger that would reduce the Company Shareholders' ownership of Vail Banks Common Stock to a number of shares having a value, as of the date of the Closing, of less than forty-five percent (45%) of the value of all of the formerly outstanding stock of the Company as of the date of the Closing. For purposes of this representation, shares of Company Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Vail Banks Common Stock will be treated as outstanding Company Common Stock on the date of the Closing. Moreover, shares of Company Common Stock redeemed, or disposed of prior or subsequent to the Closing will be considered in making this representation.

               4.3  BUSINESS OPERATIONS.
                    -------------------

                    4.3.1  CUSTOMERS. Management has no knowledge of any
                           ---------
  presently existing facts which could reasonably be expected to result in the loss of any material borrower or depositor of Glenwood or in the inability of Glenwood to collect amounts due therefrom or to return funds deposited thereby, except as set forth in Section 4.3.1 of the Disclosure Memorandum.

                    4.3.2  PERMITS; COMPLIANCE WITH LAW. (a) The Company and
                           ----------------------------
  Glenwood have all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for them to carry on their respective businesses as presently conducted, and all of such permits, licenses, approvals, authorizations and registrations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the knowledge of Management, threatened.

                    (b) The Company and Glenwood have materially complied with all laws, regulations, and orders applicable to them or their businesses.
  Section 4.3.2(b) of the Disclosure Memorandum contains a list of any known violations of such laws, regulations, ordinances or rules by any present officer, director, or employee of the Company or Glenwood which occurred since December 31, 1992, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to Item 401(d) of Regulation S-K promulgated by the Securities and Exchange Commission if the Company or Glenwood had been subject to the reporting requirements under the Securities Act or the Exchange Act. No past violation of any such law, regulation, ordinance or rule has occurred which could impair the right or ability of the Company or Glenwood to conduct their businesses.

                    (c) Except as set forth in Section 4.3.2(c) of the Disclosure Memorandum, no notice or warning from any governmental authority with respect to any failure or alleged failure of the Company or Glenwood to comply in any respect with any law, regulation or order has been received, nor is any such notice or warning proposed or, to the knowledge of Management, threatened.

               4.3.3  ENVIRONMENTAL. (a) Except as set forth in Section 4.3.3(a)
                      -------------
  of the Disclosure Memorandum, the Company and Glenwood:

                         (i) have not caused or permitted, and have no knowledge of, the generation, manufacture, use, or handling or the release or presence of any hazardous substances on, in, under or from any properties or facilities currently owned or leased by the Company or Glenwood or adjacent to any properties so owned or leased; and

                         (ii) have complied with, and have kept all records and made all filings required by, applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, manufacture, use, handling, release or presence of any hazardous substance on, in, under or from any properties or facilities currently owned or leased by the Company or Glenwood.

                    (b) Except as set forth in Section 4.3.3(b) of the Disclosure Memorandum, neither the Company nor Glenwood nor any of their officers, directors, employees or agents, in the course of their employment by the Company or Glenwood, has directly or indirectly given advice with respect to, or participated in any respect, directly or indirectly, in, the management or operation of any entity or concern whose business relates in any way to the generation, storage, handling, disposal, transfer, production or processing of hazardous substances, nor has the Company or Glenwood foreclosed on any property on which there is a threatened release of any hazardous substances or on which there has been such a release and full remediation has not been completed, or any property on which contained (non-released) hazardous substances or solid wastes are located.

                    (c) Except as set forth in Section 4.3.3(c) of the Disclosure Memorandum, neither the Company nor Glenwood, nor any of their officers, directors, employees, and agents, are aware of, have been told of, or have observed, the presence of any hazardous substance or solid waste on, in, under, or around property on which the Company or Glenwood holds a legal or security interest, in violation of, or creating liability under, federal, state or local environmental statutes, regulations, or ordinances.

            4.3.4   INSURANCE.  Section 4.3.4 of the Disclosure Memorandum
                    ---------
  contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, the Company and Glenwood or any of their officers, directors and employees, all of which are, and will be maintained through the Closing Date, in full force and effect, together with a complete list of all pending claims under any of such policies or bonds. All terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received. Except as set forth in Section 4.3.4 of the Disclosure Memorandum, Management believes that such policies and bonds provide adequate coverage to insure the properties and businesses of the Company and Glenwood and the activities of their officers, directors and employees against such risks and in such amounts as are prudent and customary. Neither the Company nor Glenwood will as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date. The Company and Glenwood have previously made available to Vail Banks a true, correct and complete copy of each insurance policy and bond in effect since January 1, 1992 with respect to the business and affairs of the Company and Glenwood.

               4.4  PROPERTIES AND ASSETS.
                    ---------------------

                    4.4.1 CONTRACTS AND COMMITMENTS. Section 4.4.1 of the
                          -------------------------
  Disclosure Memorandum contains a list identifying and briefly describing all written contracts, purchase orders, agreements, security deeds, guaranties or commitments to which the Company or Glenwood is a party, or by which they may be bound, involving the payment or receipt, actual or contingent, of more than $25,000 or having a term or requiring performance over a period of more than ninety (90) days. Except as set forth in Section 4.4.1 of the Disclosure Memorandum, each such contract, agreement, guaranty and commitment of the Company and Glenwood is in full force and effect and is valid and enforceable in accordance with its terms, and constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that will give rise to any notice of default, termination or partial termination. The Company and Glenwood have complied with the provisions of such contracts, agreements, guaranties and commitments. A true and complete copy of each such document has been made available to Vail Banks for examination.

            4.4.2   LICENSES; INTELLECTUAL PROPERTY.  The Company and Glenwood
                    -------------------------------
  have all patents, trademarks, trade names, service marks, copyrights, trade secrets and know-how reasonably necessary to conduct their businesses as presently conducted and, except as described in Section 4.4.2 of the Disclosure Memorandum, neither the Company nor Glenwood is a party, either as licensor or licensee, to any agreement for any patent, process, trademark, service mark, trade name, copyright, trade secret or other confidential information, and there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by the Company or Glenwood or presently expected to be used by either of them in the future. All patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by the Company or Glenwood, are listed in Section 4.4.2 of the Disclosure Memorandum. The Company and Glenwood have complied with all applicable laws relating to the filing or registration of "fictitious names" or trade names.

            4.4.3   PERSONAL PROPERTY.  The Company and Glenwood each have good
                    -----------------
  and marketable title to all of their respective personalty, tangible and intangible, reflected in the 1997 Financial Statements (except as since sold or otherwise disposed of by either of them in the ordinary course of business), free and clear of all encumbrances, liens or charges of any kind or character except (i) those referred to in the notes to the 1997 Financial Statements as securing specified liabilities (with respect to which no default exists or, to the knowledge of Management, is claimed to exist), (ii) those described in Section 4.4.3 of the Disclosure Memorandum and (iii) liens for taxes not due and payable.

            4.4.4   LEASES. (a) All leases pursuant to which either the Company
                    ------
  or Glenwood is lessor or lessee (the "Leases") of any real or personal property are valid and enforceable in accordance with their terms; there is not, under any of such Leases any default or, to the knowledge of Management, any claimed default by the Company or Glenwood, as the case may be, or event of default or event which with notice or lapse of time, or both would constitute a default by the Company or Glenwood, as the case may be, and in respect of which adequate steps have not been taken to prevent a default on either of their parts from occurring.

                    (b) Except as set forth in Section 4.4.4(b) of the Disclosure Memorandum, there are no contractual obligations, agreements in principle or present plans for either the Company or Glenwood to enter into new leases of real property or to renew or amend existing Leases prior to the Closing Date.

                    (c) The copies of the Leases heretofore furnished or made available by the Company and Glenwood to Vail Banks are true, correct and complete, and the Leases have not been modified in any respect other than pursuant to amendments, copies of which have been concurrently delivered or made available to Vail Banks, and are in full force and effect in accordance with their terms.

                    (d) Except as set forth in Section 4.4.4(d) of the Disclosure Memorandum, no rent has been paid in advance and no security deposit has been paid, nor is any brokerage commission payable, by or to the Company or Glenwood with respect to any Lease.

            4.4.5   REAL PROPERTY.  (a)  Except as disclosed in Section 4.4.5(a)
                    -------------
  of the Disclosure Memorandum, the Company and Glenwood have good and marketable title to the real property reflected in the 1997 Financial Statements (the "Realty"), and the titles to the Realty are covered by title insurance policies providing coverage in the amount of the original purchase price.

                    (b) Except as set forth in Section 4.4.5(b) of the Disclosure Memorandum, the interests of the Company or Glenwood in the Realty and in and under each of the Leases are free and clear of any and all liens and encumbrances except for liens for current taxes not yet due, and are subject to no present claim, contest, dispute, action or, to the knowledge of Management, threatened action at law or in equity.

                    (c) The present and past use and operations of, and improvements upon, the Realty and all real properties leased by the Company and Glenwood (the "Leased Properties") are in material compliance with all applicable building, fire, zoning and other applicable laws, ordinances and regulations, including the Americans with Disabilities Act, and with all deed restrictions of record, no notice of any violation or alleged violation thereof has been received, and to the knowledge of Management, there are no proposed changes therein that would affect the Realty, the Leased Properties or their uses.

                    (d) Management is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the Realty or the Leased Properties which may adversely affect the Realty or the Leased Properties or the current or currently contemplated use thereof.

                    (e) The buildings and structures owned, leased or used by the Company and Glenwood are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the businesses and affairs of the Company and Glenwood as presently conducted.

            4.5  EMPLOYEES AND BENEFITS.
                 ----------------------

                 4.5.1  COMPENSATION STRUCTURE. Section 4.5.1 of the
                        ----------------------
  Disclosure Memorandum contains:

                (a) a true and complete list of the names, titles, responsibilities and compensation arrangements of each person whose earned compensation (including without limitation all salary, wages, bonuses and fringe benefits made available to all employees on a non-discriminatory basis), regardless of whether actually payable in such year, from the Company and Glenwood for the current fiscal year. For purposes of this Section 4.5.1(a), compensation shall include any amounts which are or could be owed to any person in payment of accrued vacation time, sick leave, or as a result of any other incentive plan currently or previously in effect with respect to such person.

               (b) copies of all written agreements, correspondence (other than outstanding offers of employment to prospective employees whose compensation levels will not exceed $25,000 in cash), memoranda and other written materials currently in effect which have been provided to such employees relating to their compensation.

               4.5.2  DIRECTORS OR OFFICERS OF OTHER CORPORATIONS. Except as set
                      -------------------------------------------
forth in Section 4.5.2 of the Disclosure Memorandum, no director, officer, or employee of the Company or Glenwood serves, or in the past five years has served, as a director or officer of any other corporation (other than the Company or Glenwood) on behalf of or as a designee of the Company or any of its subsidiaries.

               4.5.3  EMPLOYEE BENEFITS.  (a)  Except as set forth in Section
                      -----------------
4.5.3(a) of the Disclosure Memorandum, neither the Company nor Glenwood has or maintains a pension plan, profit sharing plan, group insurance plan, employee welfare benefit plan (as such term is defined in Section 3(l) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), severance plan, bonus plan, stock option plan or deferred compensation plan for any of its current or former employees.

                      (b) Each "employee benefit plan" as defined in Section 3(3) of ERISA, maintained by or on behalf of the Company or Glenwood (including any plans which are "multiemployer plans" under Section 3(37)(A) of ERISA ("Multiemployer Plans") and any defined benefit plan (as defined in Section 3(35) of ERISA) terminated by the Company or Glenwood within the five plan-years ending immediately before the Closing Date), which covers or covered any employees of the Company, Glenwood, or any subsidiary or of any predecessors thereof (each a "Plan"), is listed in Section 4.5.3(b) of the Disclosure Memorandum, and copies of all the Plans and Plan trusts (if applicable), Summary Plan Descriptions, Actuarial Reports and valuations (if any), and Annual Reports (and attachments thereto) on Form 5500, 5500-C or 5500-R, as the case may be (if required pursuant to ERISA), for the most recent three years with respect to the Plans, Internal Revenue Service determination letters and any other related documents requested by Vail Banks or its counsel have been, or prior to the Closing Date will be, provided to Vail Banks.

                      (c) Except as set forth in Section 4.5.3(c) of the Disclosure Memorandum, with respect to each Plan: no litigation or administrative or other proceeding is pending or, to the knowledge of Management, threatened; each Plan has been restated or amended so as to comply with all applicable requirements of law, including all applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder by the Internal Revenue Service and the United States Department of Labor. Neither the Plan nor any trustee, administrator or fiduciary thereof has at any time been involved in any transaction relating to the Plan which would constitute a breach of fiduciary duty under ERISA or a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code, unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor.

                      (d) Except as set forth in Section 4.5.3(d) of the Disclosure Memorandum, each Plan has been administered in compliance in all material respects with applicable law and the terms of the Plan.

                      (e) Except as disclosed in Section 4.5.3(e) of the Disclosure Memorandum and except for obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), neither the Company nor Glenwood has any obligation to provide, or material liability for, health care, life insurance or other benefits after termination of active employment. As of the Closing Date, the Company and Glenwood will have provided adequate reserves, or insurance or qualified trust funds, for all claims incurred through the Closing Date, including adequate reserves to provide for any post-retirement health care, life insurance or other benefits with respect to periods of employment prior to the Closing Date, based on an actuarial valuation satisfactory to the actuaries of the Company and Glenwood representing a projection of claims expected to be incurred for such retirees during their period of coverage under such Plan.

                      (f) To the knowledge of Management, no fact or circumstance exists which could constitute grounds in the future for the Pension Benefit Guaranty Corporation ("PBGC") (or any successor to the PBGC) to take any action whatsoever under Section 4042 of ERISA in connection with any plan which an Affiliate (as defined below) of the Company maintains within the meaning of
Section 4062 or 4064 of ERISA, and, in either case, PBGC has not previously taken any such action which has, or reasonably might, result in any liability of an Affiliate or the Company to the PBGC, which would have an adverse effect on the business of the Company. The term "Affiliate" for purposes of this Section means any trade or business (whether incorporated or unincorporated) which is a member of a group described in Sections 414(b) or 414(c) of the Code of which the Company is also a member.

                      (g) Only current and former employees of the Company or Glenwood participate in any Plan.

               4.5.4  LABOR-RELATED MATTERS. Neither the Company nor Glenwood
                      ---------------------
is, and neither the Company nor Glenwood has been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days notice at the election of, and without cost or penalty to, the Company or Glenwood. Except as set forth in Section 4.5.4 of the Disclosure Memorandum, neither the Company nor Glenwood has received at any time in the past five (5) years, any demand for recognition from any union, and no attempt has been made, or will have been made as of the Closing Date, to organize any of their employees. The Company has complied with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to employees. To the knowledge of Management, there are no unfair labor practice charges pending or threatened against the Company or Glenwood, and there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, or slowdowns or strikes pending or threatened against, or involving, as the case may be, the Company or Glenwood with respect to any alleged violation of any legal duty (including but not limited to any wage and hour claims, employment discrimination claims or claims arising out of any employment relationship) by the Company or Glenwood as to any of their employees or as to any person seeking employment therefrom, and no such violations exist.

               4.5.5  RELATED-PARTY TRANSACTIONS.  Except for (a) loans and
                      --------------------------
extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the Company or Glenwood with other persons who are not affiliated with the Company or Glenwood, and which do not involve more than the normal risk of repayment or present other unfavorable features, (b) deposits, all of which are on terms and conditions identical to those made available to all customers of Glenwood at the time such deposits were entered into, and (c) transactions specifically described in Section 4.5.5 of the Disclosure Memorandum, there are no contracts with or commitments to present or former 5% or greater shareholders, directors, officers, or employees of the Company or Glenwood involving the expenditure after December 31, 1997 of more than $60,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of the Company or Glenwood).

               4.6  OTHER MATTERS.
                    -------------

                    4.6.1  APPROVALS, CONSENTS AND FILINGS. Except for the
                           -------------------------------
approval of the Federal Reserve, the Federal Deposit Insurance Corporation (the "FDIC"), the Division of Banking, the Company Shareholders, or as set forth in
Section 4.6.1 of the Disclosure Memorandum, neither the execution and delivery of this Agreement or the Holding Company Merger Agreement by the Company or the Bank Merger Agreement by Glenwood, nor the consummation of the transactions contemplated hereby or thereby, will (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or Glenwood, or any of their respective assets.

                    4.6.2  DEFAULT. (a) Except for those consents described in
                           -------
or set forth pursuant to Section 4.6.1 above or as set forth in Section 4.6.2(a) of the Disclosure Memorandum, neither the execution of this Agreement, the Holding Company Merger Agreement, or the Bank Merger Agreement nor the consummation of the transactions contemplated herein or therein (i) constitutes a breach of or default under any contract or commitment to which the Company or Glenwood is a party or by which the Company or Glenwood or their properties or assets are bound, (ii) does or will result in the creation or imposition of any security interest, lien, encumbrance, charge, equity or restriction of any nature whatsoever in favor of any third party upon any assets of the Company or Glenwood, or (iii) constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of the Company or Glenwood.

                           (b)  Except as set forth in Section 4.6.2(b) of the
Disclosure Memorandum, neither the Company nor Glenwood is in default under its articles of incorporation or charter, as the case may be, or bylaws or under any term or provision of any security deed, mortgage, indenture or security agreement or of any other contract or instrument to which the Company or Glenwood is a party or by which either of them or any of their property is bound.

                    4.6.3  GLENWOOD. The Company owns or controls one hundred
                           --------
percent (100%) of the shares of the Common Stock of Glenwood (the "Glenwood Shares"), and the Company will vote, or cause to be voted, the Glenwood Shares in favor of the Bank Merger. Pursuant to the Holding Company Merger, Vail Banks will acquire all of the Company's rights, title and interest in and to the Glenwood Shares.

                    4.6.4  REPRESENTATIONS AND WARRANTIES. No material
                           ------------------------------
representation or warranty contained in this Article IV or in any written statement delivered by or at the direction of the Company or Glenwood pursuant hereto or in connection with the transactions contemplated hereby contains or shall contain any untrue statement, nor shall such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading. Copies of all documents furnished to Vail Banks in connection with this Agreement or pursuant hereto are true, correct and complete.

                                   ARTICLE V
                                   ---------

                        REPRESENTATIONS, WARRANTIES AND
                        -------------------------------
                       COVENANTS OF COMPANY SHAREHOLDERS
                       ---------------------------------

               Each Company Shareholder (as listed on Exhibit C) represents, warrants, covenants and agrees as follows, which representations, warranties, covenants and agreements are being made as of the date hereof and shall be deemed to be made again as of the Closing:

               5.1  TITLE.  Company Shareholder has good and marketable title to
                    -----
the Company Common Stock owned by such Company Shareholder (as listed on Exhibit
C) free and clear of any and all claims, liens, charges and encumbrances.

               5.2  CONSENT.   Company Shareholder's entry into this Agreement
                    -------
constitutes Company Shareholder's consent to this Agreement.

                                  ARTICLE VI
                                  ----------

                      CONDUCT OF BUSINESS OF THE COMPANY
                      ----------------------------------
                          OR GLENWOOD PENDING CLOSING
                          ---------------------------

                    During the period from the date of this Agreement and continuing until the Closing Date, or the earlier termination of this Agreement pursuant to Article XI hereof, the Company Shareholders and Company agree (except as expressly contemplated by this Agreement or to the extent that Vail Banks shall otherwise consent in advance in writing) that:

                    (a)  ORDINARY COURSE. Except in specific contemplation of
                         ---------------
the transactions contemplated by this Agreement, the Company and Glenwood shall carry on their businesses in the usual, regular and ordinary course in the same manner as heretofore conducted, without the creation of any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business), and, to the extent consistent with such businesses, use their best efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with representatives, customers, suppliers, personnel and others having business dealings with the Company and Glenwood.

                    (b)  DIVIDENDS; CHANGES IN STOCK. Except upon the prior
                         ---------------------------
written approval of Vail Banks, neither the Company nor Glenwood shall or shall propose to (i) declare or pay any dividends on, or make other distributions in respect of, any of their capital stock, (ii) split, combine or reclassify any of their capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or Glenwood, or (iii) repurchase or otherwise acquire any shares of their capital stock.

                    (c)  ISSUANCE OF SECURITIES. The Company and Glenwood shall
                         ----------------------
not sell, issue, authorize or propose the sale or issuance of, or purchase or propose the purchase of, any shares of their capital stock or any class of securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities or enter into any agreement with respect to the foregoing.

                    (d)  GOVERNING DOCUMENTS; COMPLIANCE WITH LAW. The Company
                         ----------------------------------------
and Glenwood shall not amend their articles of incorporation or charter, as the case may be, or bylaws. The Company and Glenwood shall each maintain their corporate existence and powers and fully comply with all federal, state and local laws with respect to their operations and the conduct of their businesses.

            (e)  NO ACQUISITIONS.  The Company and Glenwood shall not acquire by
                 ---------------
  merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to them.

            (f)  NO DISPOSITIONS.  The Company and Glenwood shall not sell,
                 ---------------
  lease or otherwise dispose of any of their assets except for sales, leases and other dispositions in the ordinary course of business consistent with prior practice.

            (g)  MAINTENANCE OF PROPERTIES.  The Company and Glenwood shall
                 -------------------------
  maintain their properties and assets in satisfactory condition and repair for the purposes intended, ordinary wear and tear and damage by fire or other casualty excepted.

            (h)  BENEFIT PLANS, ETC.  The Company and Glenwood shall not enter
                 ------------------
  into or amend any bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance, stock option, stock purchase or other benefit plan or any union, employment or consulting agreement except as required by law or regulations and shall not accelerate the exercisability of any options, warrants or rights to purchase securities of the Company or Glenwood pursuant to any benefit plan.

            (i)  BOOKS AND RECORDS.  The books and records of the Company and
                 -----------------
  Glenwood shall be maintained in the usual, regular and ordinary course on a basis consistent with prior years.

            (j)  INCREASE IN COMPENSATION.  The Company and Glenwood shall not
                 ------------------------
  grant to any officer, employee or agent any increase in compensation or in severance or termination pay, or enter into any employment agreement, except as may be required under employment, termination or other agreements in effect on the date of this Agreement and which are described in the Disclosure Memorandum.

            (k)  PAYMENT OF DEBT.  Except in the ordinary course of business and
                 ---------------
  in accordance with past practice, the Company and Glenwood shall not pay any claim or discharge or satisfy any lien or encumbrance or pay any obligation or liability other than in the ordinary course of business or as required by the terms of any written instrument evidencing or governing the same, a copy of which has been heretofore made available to Vail Banks.

            (l)  OTHER ACTIONS.  The Company and Glenwood shall not take any
                 -------------
  action that would or could reasonably be expected to result in any of the representations and warranties of the Company and Glenwood set forth in this Agreement becoming untrue at any time on or prior to the Closing Date.

            (m)  MAINTENANCE OF INSURANCE.  The Company and Glenwood shall
                 ------------------------
  maintain and keep or cause to be maintained and kept in full force and effect all of the insurance referred to in Section 4.3.4 hereof or other insurance equivalent thereto.

            (n) INVESTMENT PORTFOLIO.  The Company and Glenwood, in accordance
                --------------------
  with current practice, shall only invest funds of the Company or Glenwood in securities of the government of the United States which have a stated maturity of no greater than two (2) years from the Closing Date.

            (o)  BANKING RELATIONSHIPS.  No change will be made in the banking
                 ---------------------
  and safe deposit arrangements referred to in Section 4.2.8 hereof.

            (p)  ADVICE OF CHANGES.  The Company and Glenwood shall promptly
                 -----------------
  advise Vail Banks orally and in writing of any change or event having, or which Management of the Company and Glenwood believes could have, a material adverse effect on the assets, liabilities, business, operations or financial condition of the Company or Glenwood.

                                  ARTICLE VII
                                  -----------

                 REPRESENTATIONS AND WARRANTIES OF VAIL BANKS
                 --------------------------------------------

            To induce the Company to enter into and perform this Agreement, Vail Banks represents, warrants, covenants and agrees as follows, which representations, warranties, covenants and agreements are being made as of the date hereof and shall be deemed to be made again as of the Closing:

            7.1  GOOD STANDING.    Vail Banks is a business corporation duly
                 -------------
  organized, validly existing and in good standing under the laws of the State of Colorado and is entitled to own or lease its properties and to carry on its business as now conducted.

            7.2  AUTHORITY.  Subject to approval of the Federal Reserve, and the
                 ---------
  Division of Banking, Vail Banks has full corporate power and authority to make, execute and perform this Agreement and the transactions contemplated hereby and the execution, delivery and performance of this Agreement by Vail Banks have been duly authorized by all necessary corporate action of Vail Banks.

            7.3  DEFAULT.  Neither the execution and delivery of this Agreement
                 -------
  nor performance by Vail Banks in compliance with its terms will result in a breach of the terms or conditions of, or constitute a default under, the articles of incorporation or bylaws of Vail Banks or of any mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound or, to the knowledge of management of Vail Banks, affected.

            7.4  APPLICATIONS.  Vail Banks shall prepare and file, or shall
                 ------------
  cause to be prepared and filed, all regulatory applications as may be required in order to consummate the transactions contemplated by this Agreement. Vail Banks shall file within sixty (60) days of the date hereof all original applications for regulatory approval with any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement, including, but not limited to, the Federal Reserve, FDIC and the Division of Banking. Vail Banks shall provide the Company with copies of all regulatory applications filed pursuant to this
  Section 7.4.

            7.5  DOCUMENTS RECEIVED FROM COMPANY AND GLENWOOD. Vail Banks has
                 --------------------------------------------
  received either a copy or original of each document listed on the attached Exhibit D.

            7.6  REPRESENTATIONS AND WARRANTIES.  No representation or warranty
                 ------------------------------
  contained in this Article VII contains or will contain any untrue statement, nor shall such representations and warranties taken as a whole omit any statement necessary in order to make any statement therein not misleading.

                                 ARTICLE VIII
                                 ------------

                         CONDITIONS TO OBLIGATIONS OF
                         ----------------------------
                                  VAIL BANKS
                                  ----------

            All of the obligations of Vail Banks under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by Vail Banks:

            8.1  REPRESENTATIONS AND WARRANTIES.  The representations and
                 ------------------------------
  warranties of the Company contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true in all material respects as of the date when made and, except where otherwise expressly provided herein, shall be deemed to be made again at and as of the Closing Date and shall be true in all material respects at and as of such time, except (i) for those representations and warranties confined to a specific date, which shall be true and correct as of such date, or (ii) as a result of changes or events expressly permitted or contemplated herein.

            8.2  PERFORMANCE OF CONDITIONS AND AGREEMENTS.  The Shareholders and
                 ----------------------------------------
  the Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

            8.3  CERTIFICATES, RESOLUTIONS, OPINION.  The Shareholders or the
                 ----------------------------------
  Company shall have delivered, or cause Glenwood to deliver, to Vail Banks:

               (a) a certificate executed by the Shareholders or the President or Chairman of the Company, dated as of the Closing Date, and certifying in such detail as Vail Banks may reasonably request to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof;

               (b) certificates executed by the Secretary of State of the State of Colorado dated not more than thirty (30) business days prior to the Closing Date, of the valid existence of the Company and Glenwood, respectively, under the laws of Colorado;

               (c) evidence that the Company and Glenwood have filed all
            corporate tax returns required by the laws of the State of Colorado, and have paid all taxes shown thereon to be due; and

               (d) an opinion from counsel of the Company acceptable to Vail
            Banks and its counsel, dated the Closing Date, in the form attached as Exhibit E.

            8.4  ACCOUNTANTS' LETTER.  Vail Banks shall have received a letter
                 -------------------
  from GRA, Thompson, White & Co., P.C. dated the Closing Date, to the effect that: At the request of the Company they have carried out procedures to a specified date not more than five business days prior to the Closing Date, which procedures did not constitute an examination in accordance with generally accepted auditing standards, of the financial statements of the Company, as follows: (a) read the unaudited balance sheets and statements of income of the Company and Glenwood from December 31, 1997 through the date of the most recent monthly financial statements available in the ordinary course of business; (b) read the minutes of the meetings of shareholders and Board of Directors of the Company and Glenwood from December 31, 1997 to said date not more than five business days prior to the Closing Date; and (c) consulted with certain officers and employees of the Company and Glenwood responsible for financial and accounting matters and, based on such procedures, nothing has come to their attention which would cause them to believe that (i) such unaudited interim balance sheets and statements of income are not fairly presented in conformity with generally accepted accounting principles applied on a basis consistent with that of the 1997 Financial Statements, (ii) as of said date not more than five business days prior to the Closing Date the shareholders' equity, long-term debt, reserve for possible loan losses and total assets of the Company, in each case as compared with the amounts shown in the 1997 Financial Statements, are not different except as set forth in such letter, or (iii) for the period from December 31, 1997 to said date not more than five business days prior to the Closing Date, the net interest income, total and per share amounts of consolidated income (before extraordinary items) and net income of the Company, as compared with the corresponding portion of the preceding 12-month period, are not different except as set forth in such letter.

            8.5  REGULATORY APPROVALS.  Vail Banks shall have received from any
                 --------------------
  and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement, including, but not limited to, the Federal Reserve, FDIC and the Division of Banking, all such consents, authorizations and approvals as are necessary for the consummation thereof and all applicable waiting or similar periods required by law shall have expired.

            8.6  CERTIFICATES.  The Secretary of State of the State of Colorado
                 ------------
  shall have issued certificates of merger with respect to (i) the merger of the Company into Vail Banks in accordance with the provisions of Colorado law and
  (ii) the Merger of Glenwood with and into WestStar in accordance with the provisions of Colorado law.

            8.7  EMPLOYMENT.  All written employment, termination, consulting or
                 ----------
  similar agreements entered into by the Company or Glenwood shall have been effectively terminated with no remaining liabilities, duties or obligations on the part of the Company or Glenwood under said agreements.

            8.8  CONSENTS TO THE HOLDING COMPANY MERGER.  The Company shall have
                 --------------------------------------
  delivered to Vail Banks all consents to the Holding Company Merger and the Bank Merger that are required to be secured from any party to any agreement with the Company or Glenwood.

            8.9  BOARD APPROVAL.  The Board of Directors of Vail Banks shall
                 --------------
  have approved the transactions provided for herein, which approval shall be given no later than May 1, 1998.

            8.10  AUDITED 1997 FINANCIAL STATEMENTS.  The Company shall have
                  ---------------------------------
  delivered to Vail Banks audited, consolidated financial statements of the Company and Glenwood for the year ended December 31, 1997, including balance sheets, statements of income, statements of shareholders' equity, statements of cash flows and related notes (the "Audited 1997 Financial Statements"), and all representations and warranties given by the Company or Glenwood with respect to the 1997 Financial Statements, including any disclosures related thereto and included in the corresponding section of the Disclosure Memorandum, shall be true and correct as of the Closing Date as applied to the Audited 1997 Financial Statements. Vail Banks shall pay up to a maximum of $15,000 of the expense of the preparation of the Audited 1997 Financial Statements.

                                  ARTICLE IX
                                  ----------

                   CONDITIONS TO OBLIGATIONS OF THE COMPANY
                   ----------------------------------------

            All of the obligations of the Company under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by the Company:

            9.1  REPRESENTATIONS AND WARRANTIES.  The representations and
                 ------------------------------
  warranties of Vail Banks contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true in all material respects at and as of such time.

            9.2  PERFORMANCE OF AGREEMENTS.  Vail Banks shall have performed and
                 -------------------------
  complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

            9.3  CERTIFICATES, RESOLUTIONS, OPINIONS.  Vail Banks shall have
                 -----------------------------------
  delivered to the Company:

               (a) a certificate executed by the President of Vail Banks, dated the Closing Date, certifying in such detail as the Company may reasonably request to the fulfillment of the conditions specified in Sections 9.1 and 9.2 hereof;

               (b) duly adopted resolutions of the Board of Directors of Vail Banks, certified by the Secretary or an Assistant Secretary thereof, dated the Closing Date, authorizing and approving (i) the execution of this Agreement and the Holding Company Merger Agreement, and the consummation of the transactions contemplated herein and therein in accordance with their respective terms, and (ii) all other necessary and proper corporate action to enable Vail Banks to comply with the terms hereof;

               (c) duly adopted resolutions of the Board of Directors and shareholders of Vail Banks, certified by the Secretary or Assistant Secretary thereof, dated the Closing Date, authorizing and approving
            (i) the execution of the Bank Merger Agreement and the consummation of the transactions contemplated therein in accordance with its terms, and (ii) all other necessary and proper corporate action to enable Vail Banks to comply with the terms thereof; and

               (d) an opinion of Kilpatrick Stockton LLP, counsel for Vail Banks, dated the Closing Date, in the form attached as Exhibit F.

               (e) certificates executed by the Secretary of State of the State of Colorado, dated not more than thirty (30) business days prior to the Closing Date, of the valid existence of Vail Banks under the laws of Colorado.

            9.4     SHAREHOLDER APPROVAL.  The Holding Company Merger Agreement
                    --------------------
  shall have been approved by the vote of the holders of at least a majority of the Company Stock.

            9.5     REGULATORY APPROVALS.  Any and all governmental authorities,
                    --------------------
  bodies or agencies having jurisdiction over the transactions contemplated by this Agreement, including, but not limited to, the Federal Reserve, the FDIC and the Division of Banking, shall have granted all such consents, authorizations and approvals as are necessary for the consummation thereof, and all applicable waiting or similar periods required by law shall have expired.

                                   ARTICLE X
                                   ---------

                           WARRANTIES, NOTICES, ETC.
                           -------------------------

            10.1    WARRANTIES.  All statements contained in any certificate or
                    -----------
  other instrument delivered by or on behalf of the Company pursuant to Article VIII or Vail Banks pursuant to Article IX hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties hereunder by the delivering party.

            10.2    SURVIVAL OF REPRESENTATIONS.  All representations,
                    ---------------------------
  warranties, covenants, and agreements made by either party hereto in or pursuant to this Agreement or in any instrument, exhibit or certificate delivered pursuant hereto shall be deemed to have been material and to have been relied upon by the party to which made, but, except as set forth hereafter or specifically stated in this Agreement, such representations, warranties, covenants, and agreements shall expire and be of no further force and effect upon the consummation of the Holding Company Merger; provided, however, that the following shall survive consummation of the Holding Company Merger and the transactions contemplated hereby:

               (a) the opinions of counsel referred to in Sections 8.3(d) and 9.3(d) of this Agreement;

               (b) the opinion of accountants referred to in Section 8.4 of this Agreement;

               (c) any intentional misrepresentation of any material fact made by any party hereto in or pursuant to this Agreement or in any instrument, document or certificate delivered pursuant hereto, which shall survive for a period of two (2) years from the consummation of the Holding Company Merger and the Bank Merger; and

               (d) the covenant with respect to the confidentiality of certain information contained in Section 3.4 of this Agreement.

  The Company Shareholders shall be liable for any liability under Section 10.2(c) hereof arising out of a breach of any representation, warranty, covenant or agreement delivered by or on behalf of the Company or the Company Shareholders; provided, however, that the total amount of any such liability shall not exceed the amount of the Purchase Price and each Company Shareholder shall be personally liable for that percentage of the total liability which the number of shares of Company Common Stock owned by such Company Shareholder as set forth on Exhibit C bears to the total number of Company Common Shares owned by all Company Shareholders as set forth on Exhibit C; and provided further that the Company Shareholders shall be liable only to the extent any such liability is in excess of any applicable insurance coverage.

            10.3    NOTICE.  All notices, requests, demands and other
                    ------
  communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class, certified mail, postage prepaid to each of the parties hereto at the respective addresses set forth below (or at such other address either party may have theretofore notified the other party in writing):

                    (a)  To the Company:   Independent Bankshares, Inc.
                                              1620 Grand Avenue
                                              Post Office Box 490
                                              Glenwood Springs, Colorado 81602
                                              Attn.: Donald L. Vanderhoof

                         With copies to:   GRA, Thompson, White & Co., P.C.
                                           8480 East Orchard Road
                                           Suite 3600
                                           Englewood, Colorado 80111
                                           Attn.: John M. Davis

                    (b)  To Vail Banks:    Vail Banks, Inc.
                                              108 S. Frontage Road, West
                                              Suite 101
                                              Vail, Colorado 81657
                                              Attn.:  E. B. Chester, Jr.

                         With copies to:   Kilpatrick Stockton LLP
                                              Suite 2800
                                              1100 Peachtree Street
                                              Atlanta, Georgia  30309-4530
                                              Attn.: R. Alexander Bransford, Jr.

            10.4    ENTIRE AGREEMENT.  This Agreement, the Holding Company
                    ----------------
  Merger Agreement and the Bank Merger Agreement supersede all prior discussions and agreements by and between Vail Banks and the Company with respect to the Holding Company Merger and the other matters with respect thereto, and the Agreement and the Holding Company Merger Agreement contain the sole and entire agreement between the parties hereto with respect to the transactions contemplated herein.

             10.5   WAIVER; AMENDMENT.  Prior to or on the Closing Date, Vail
                    -----------------
  Banks, acting through its Board of Directors, Chairman or President, shall have the right to waive any default in the performance of any term of this Agreement by the Company, to waive or extend the time for the fulfillment by the Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Vail Banks under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to or on the Closing Date, the Company, acting through its Board of Directors or Chairman, shall have the right to waive any default in the performance of any term of this Agreement by Vail Banks, to waive or extend the time for the fulfillment by Vail Banks of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. This Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the Boards of Directors of each of the parties hereto; provided, however, that the provisions of Sections 8.5 and 9.5 requiring regulatory approval shall not be amended by the parties hereto without such approval.

                                  ARTICLE XI
                                  ----------


                                  TERMINATION
                                  -----------

            This Agreement may be terminated at any time prior to or on the Closing Date upon written notice to the other party hereto as follows, and, upon any such termination of this Agreement no party hereto shall have any liability to the other party, except that the provisions of Sections 3.4 and
  3.6 hereof shall survive the termination of this Agreement for any reason.

            11.1  MATERIAL ADVERSE CHANGE OF THE COMPANY OR GLENWOOD.  By Vail
                  --------------------------------------------------
  Banks, if, after the date hereof, a material adverse change in the financial condition or business of the Company or Glenwood shall have occurred or the Company or Glenwood shall have suffered a material loss or damage to any of its properties or assets, which change, loss or damage materially affects or impairs the ability of either the Company or Glenwood to conduct its business. A material adverse change shall be found to exist if Glenwood fails to maintain any of the following: (a) a CAMELS rating of 2 or better; (b) a satisfactory or better CRA rating; or (c) a satisfactory or better compliance rating.

            11.2  NONCOMPLIANCE OF THE COMPANY.  By Vail Banks, if the terms,
                  ----------------------------
  covenants or conditions of this Agreement to be complied with or performed by the Company at or before the Closing shall not have been complied with or performed in all material respects and such noncompliance or non-performance shall not have been waived by Vail Banks.

            11.3  NONCOMPLIANCE OF VAIL BANKS.  By the Company, if the terms,
                  ---------------------------
  covenants or conditions of this Agreement to be complied with or performed by Vail Banks at or before the Closing shall not have been complied with or performed in all material respects and such noncompliance or non-performance shall not have been waived by the Company.

            11.4  EARLY TERMINATION.  By either party, if any information
                  -----------------
  provided to or discovered by either party during the two (2) month due diligence period is unsatisfactory to such party as determined in such party's sole discretion.

            11.5  FAILURE TO DISCLOSE.  By Vail Banks, if it learns of any fact
                  -------------------
  or condition not disclosed in this Agreement, the Disclosure Memorandum or the 1997 Financial Statements and which was required to be disclosed by the Company pursuant to the provisions of this Agreement at or prior to the date of execution hereof with respect to the business, properties, assets or earnings of the Company or Glenwood which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof.

            11.6  ENVIRONMENTAL LIABILITY.  By Vail Banks, if it learns of any
                  -----------------------
  potential liability of the Company arising from noncompliance with any federal, state or local environmental law by the Company, or any potential liability of the Company arising from any environmental condition of the properties or assets of the Company, including any properties or assets in which the Company holds a security interest.

            11.7  ADVERSE PROCEEDINGS.  By either party, if any action, suit or
                  -------------------
  proceeding shall have been instituted or threatened against either party to this Agreement to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated herein, which, in the good faith opinion of such party, makes consummation of the transactions herein contemplated inadvisable.

            11.8  TERMINATION DATE.  By either party, if all consents,
                  ----------------
  authorizations and approvals of any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement necessary for the consummation of such transactions have not been granted on or before June 30, 1998; provided, however, that in the event application has been made for all such consents, authorizations and approvals and on June 30, 1998 any required consent, authorization or approval has not been received or compliance with any such consent, authorization or approval which has been received has not been completed then the Termination Date shall be September 30, 1998.

                                  ARTICLE XII
                                  -----------

                         COUNTERPARTS, HEADINGS, ETC.
                         ----------------------------

            This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement.

                                 ARTICLE XIII
                                 ------------

                                BINDING EFFECT
                                --------------

            This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the others.

                                  ARTICLE XIV
                                  -----------

                                 GOVERNING LAW
                                 -------------

            The validity and effect of this Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Colorado.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized corporate officers and their corporate seals to be affixed hereto all as of the day and year first above written.

                                        VAIL BANKS, INC.


                                        By: /s/ Lisa M. Dillon, President
  (CORPORATE SEAL)

  Attest:


  /s/  R. Alexander Bransford, Jr.,
       Assistant Secretary

                                      INDEPENDENT BANKSHARES, INC.


                                        By: /s/Donald L. Vanderhoof, President
  (CORPORATE SEAL)

  Attest:

  /s/ Secretary

                                        WESTSTAR BANK


                                        By:  /s/ Lisa M. Dillon, President
  (CORPORATE SEAL)

  Attest:

  /s/ Sharon B. Davis, Secretary


                                        GLENWOOD INDEPENDENT BANK


                                        By: /s/ Steve Vanderhoof, President
  (CORPORATE SEAL)

  Attest:

  _________________________
  Secretary

                                        COMPANY SHAREHOLDERS:


                                        /s/ Donald L. Vanderhoof


                                        /s/ Eddi Vanderhoof


                                        /s/ Steve Vanderhoof


                                        /s/ Glen Johnson


                                        /s/ Robert Cutter


                                       /s/ Mark Gould


                   [signatures continued on following page]

                                        /s/ Nicholas Massaro


                                        /s/ Jim Nelson


                                       /s/ John Masur

                               INDEX OF EXHIBITS
                               -----------------



Exhibit A:     Agreement and Plan of Merger between Independent Bankshares, Inc.
               and Vail Banks, Inc.

Exhibit B:     Agreement and Plan of Merger by and between Glenwood Independent
               Bank and WestStar Bank

Exhibit C:     List of Glenwood Shareholders and Number of Shares Owned

Exhibit D:     List of Documents Vail Banks Received from Glenwood

Exhibit E:     Opinion of Glenwood's Counsel

Exhibit F:     Opinion of Vail Banks' Counsel